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ICR, Inc.
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KREIDO SUSPENDS CONSTRUCTION OF
ITS FLAGSHIP WILMINGTON PLANT
Company to Explore Alternatives
Camarillo, Calif., June 20, 2008 — Kreido Biofuels, Inc. (OTCBB: KRBF) today announced that due to weakening of the economy, continued financial market turmoil and the inability to raise needed capital to finance site construction and plant start-up costs, the Company is suspending work on its flagship biodiesel production plant at the Port of Wilmington, and will explore other alternatives to secure the value of the Kreido assets and the STT® technology.
Ben Binninger, Kreido’s Chief Executive Officer, stated, “We continue to believe that our STT® technology has the ability to deliver superior economics for biodiesel and other chemical, pharmaceutical and materials processing. Unfortunately, in light of current financing limitations, we must use our available resources to explore alternatives that will best enable our business partners and shareholders to benefit from our technology. The Company will scale back its operations, and pursue opportunities to deploy its biodiesel plant equipment at alternate sites. Fiscal prudence dictates that we use the approximately $1.5 million of cash on hand, and any proceeds from the sale of non-critical assets to support our efforts to realize value from all of our core assets.”
Philip Lichtenberger, Kreido’s Chief Operating Officer, added, “We previously announced that we had secured all of the permits and licenses needed to begin construction of our flagship Port of Wilmington plant, and noted that work would not be initiated until we had secured approximately $25 million of required capital. Delays in obtaining permits and additional site improvement requirements are now expected to increase construction costs and needed capital by a further $3 to 4 million. We are working with Vopak Terminals on an orderly transition.”
About Kreido Biofuels
Kreido Biofuels, Inc. is providing renewable energy innovation through its proprietary process intensification technology — the STT® system. Kreido’s STT® biodiesel production units offer a complete modular biodiesel production system that improves production efficiency and flexibility while using less equipment and infrastructure. The Company plans to license its biodiesel technology worldwide. STT® is a registered USPTO trademark of Kreido Biofuels, all rights reserved. For more information about Kreido Biofuels, visit www.kreido.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s good faith views and expectations when made. Forward-looking statements are inherently subject to known and unknown risks and uncertainties which, in the case of the company, include raising adequate capital to continue operations, technology and product development uncertainties, competition, cost and availability of feedstock, and plant development and manufacturing scale up. Actual results may differ, perhaps materially, from those discussed in the forward-looking statements. The Company is not obligated to update its forward-looking statements or comment on those differences. Readers are encouraged to refer to the Company’s Annual Report on Form 10-KSB, and 10-KSB/A and other recent public filings to further ascertain the risks associated with the forward-looking statements. Readers are urged not to place undue reliance upon such statements.